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         Contact               ONBANCorp, Inc.          For Immediate Release
                              October 28, 1997
                              Robert J. Berger
                               (315) 424-4575

                        First Empire State Corporation
                         Gary S. Paul (716) 842-5130)

    ONBANCORP AND FIRST EMPIRE ANNOUNCE MERGER First Empire to pay $872 million in stock and cash

    SYRACUSE and BUFFALO, NEW YORK (October 28, 1997) -- ONBANCorp, Inc. (NASDAQ:ONBK), Syracuse, New York, and First Empire State Corporation ("First Empire") (AMEX:FES), Buffalo, New York, today jointly announced that they have entered into a definitive agreement for a merger between the two companies.

    The merger will create the largest banking franchise in Central and Western New York State, with a significant presence in many other New York markets and in northeast Pennsylvania. The combined company will have a 20 percent share of Central and Western New York deposits, served in part by 76 branches in greater Buffalo, 46 in greater Rochester, 39 in greater Syracuse, 38 in Albany and the Hudson Valley, 15 in metropolitan New York and 19 in northeastern Pennsylvania. Upon consummation of the merger, ONBANCorp's banking subsidiaries will be merged into Manufacturers and Traders Trust Company ("M&T Bank"), First Empire's principal commercial banking subsidiary. M&T Bank will have a total of 255 branches in New York State and Pennsylvania.

    Robert J. Bennett, chairman, president and chief executive officer of ONBANCorp said, "This is a merger of two strong financial organizations which will result in much-improved market position in upstate New York and northeastern Pennsylvania. The merger will be very beneficial to our shareholders and particularly to the communities which ONBANCorp serves. The expanded M&T Bank will bring a broader array of products to our customers. As the pre-eminent commercial lender in Western New York, the combined M&T Bank will further strengthen our commercial banking business."


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    Robert G. Wilmers, chairman, president and chief executive officer of First
Empire, said "We are delighted to have ONBANCorp join forces with First Empire. Together we will become the premiere banking franchise in upstate New York and the only statewide banking company truly headquartered in upstate New York. Through the integration of Franklin First's Pennsylvania branches, M&T Bank will undertake the natural progression into interstate banking."

    Following the merger, Mr. Bennett will be elected chairman of the board of directors of First Empire and vice chairman of M&T Bank. Mr. Wilmers will continue as president and chief executive officer of First Empire and chairman and chief executive officer of M&T Bank.

    With a 30 percent share of deposits, the combined institution will become the market leader in Syracuse, a position M&T Bank already occupies in its headquarters city of Buffalo, where it has a 36% share. The merger will also add to M&T Bank's market share in Rochester, and introduce M&T Bank's retail presence to the Albany market while providing a meaningful position in the northeastern Pennsylvania market.

    The merged institution will offer customers an array of enhanced products and services which include on-line banking, PC home banking, investment products, 24-hour telephone customer service and bill paying, an expanded mortgage product line and an ATM network unmatched in he region. As a leading commercial lender to small and medium sized businesses, the combined bank will offer its complete package of products and services through the expanded branch network.

    Officials at both companies noted that the merger will result in very few branch consolidations since there is little overlap between the retail branch networks. The companies expect to save six percent of their combined yearly operating expenses through the merger.

    Under the terms of the merger agreement, stockholders of ONBANCorp will have the option of receiving .161 of a share of First Empire common stock or $69.50 in cash in exchange for each outstanding share of ONBANCorp common stock. A minimum of 60 percent and a maximum of 70 percent of the 12,711,808 shares of ONBANCorp common stock currently outstanding must be


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exchanged for First Empire stock. The selection of the method of payment by
ONBANCorp's stockholders will be subject to allocation and proration if the stock portion of the total merger consideration would be less than the minimum or greater than the maximum.

    Based on the current number of shares of ONBANCorp common stock currently outstanding, and assuming 8,809,264 shares of ONBANCorp common stock are exchanged for 1,432,620 shares of First Empire common stock, the merger has an indicated value of $872 million. On the same basis, the pro forma market capitalization of First Empire would be approximately $3.3 billion following the merger. The pricing reflects 268% of ONBANCorp's book value at September 30, 1997 and 18.9 times ONBANCorp's earning over the past twelve months. The combined institution would rank 40th among independent U.S. banking companies on a pro forma basis as of September 30, 1997 with $19.2 billion in total assets.

    ONBANCorp also granted First Empire a stock option to acquire up to 19.9 percent of the shares of common stock of ONBANCorp under certain circumstances. The transaction has been approved by the board of directors of both companies, and is subject to a number of conditions, including various regulatory approvals and approvals of each company's stockholders. It is anticipated that the transaction will be completed in early 1998.


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